Exhibit 99.1

Bristol-Myers Squibb Names Lamberto Andreotti CEO, Effective May 4;

James Cornelius to Retire as CEO, Remain as Chairman

(NEW YORK, March 2, 2010) — Bristol-Myers Squibb Company (NYSE:BMY) today announced that Lamberto Andreotti, 59, has been designated by the Board of Directors to serve as the company’s chief executive officer, effective May 4, when James M. Cornelius, 66, current chairman and CEO will retire. At the request of the Board, Cornelius will remain as chairman.

“Jim successfully led our transformation into a next-generation BioPharma leader with his strategic leadership and consistent focus on delivering our commitments. I am personally grateful for this opportunity to lead Bristol-Myers Squibb in the next phase of our BioPharma journey,” said Andreotti, who is currently president and chief operating officer and a member of the Board. “While challenges lie ahead, we are confident we can overcome them as we continue to successfully execute and deliver operationally, financially and strategically to maximize our future opportunities. As we succeed, the ultimate beneficiaries are patients who we help prevail against serious diseases.”

“Lamberto has demonstrated extraordinary leadership as president and chief operating officer and I believe he is the natural candidate to replace me as CEO. I have a high level of confidence in Lamberto and that is shared by everyone who has seen him consistently and successfully drive performance,” said Cornelius. “Lamberto’s deep knowledge and insight of the BioPharma strategy make him the ideal leader as we transform into an industry benchmark. He has the full support of our leadership team and the Board of Directors.”

In March 2009, Andreotti was named president and chief operating officer and is responsible for the global pharmaceutical business.

Andreotti has been with Bristol-Myers Squibb for 12 years in senior leadership roles, both internationally and in the U.S. Prior to joining Bristol-Myers Squibb, Andreotti held senior roles at KABI Pharmacia and then at Pharmacia & Upjohn.

Andreotti earned a bachelor’s degree in engineering from the University of Rome and a master’s degree from the Massachusetts Institute of Technology.

Cornelius was elected chairman of the Board of Directors in February of 2008 and he was named interim CEO in September 2006, before taking on the role full-time in April 2007. He also serves as the non-executive chairman of the Board of Mead Johnson Nutrition Company.

During his tenure as CEO, Cornelius oversaw the company’s strategic, operational and cultural transformation from a pharmaceutical company with related healthcare business to a leading next-generation biopharmaceutical company with a robust pipeline of innovative medicines for serious diseases.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company committed to discovering, developing and delivering innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com.

Contacts:

Media: Brian Henry, 609-252-3337, brian.henry@bms.com

Investors: John Elicker, 609-252-4611, john.elicker@bms.com